AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2006
REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SANDISK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0191793 (I.R.S. Employer Identification No.)
140 Caspian Court
Sunnyvale, CA 94089
(Address of Principal Executive Offices)
Rhombus, Inc. 1998 Long Term Equity Incentive Plan
Matrix Semiconductor, Inc. 1999 Stock Plan
Matrix Semiconductor, Inc. 2005 Stock Incentive Plan
(Full Title of the Plan[s])

Charles Van Orden, Esq.
Vice President, General Counsel and Secretary
SanDisk Corporation
140 Caspian Court
Sunnyvale, CA 94089
(408) 542-0500
(Name, Address and Telephone of Agent For Service)
_______________
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Registration
To Be Registered	Registered(1)(3)	Share(2)	Price(2)	Fee(2)
Common Stock, par value $0.001 per share	567,379	$70.765	$40,150,575	$4,297

(1)	Represents shares issuable pursuant to awards granted under the assumed plans set forth above, consisting of the Rhombus, Inc. 1998 Long Term Equity Incentive Plan, the Matrix Semiconductor, Inc. 1999 Stock Plan and the Matrix Semiconductor, Inc. 2005 Stock Incentive Plan (the “Plans”). Pursuant to Rule 416, there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plans as a result of antidilution provisions contained therein.

(2)	Estimated solely for purposes of calculating the amount of the registration fee. Pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act of 1933, the Proposed Maximum Aggregate Offering Price has been determined on the basis of the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq National Market on January 17, 2006.

(3)	Each share is accompanied by a preferred stock purchase right pursuant to the Rights Agreement between the Registrant and ComputerShare Trust Company, Inc. dated September 15, 2003. Until the occurrence of certain events specified in the Rights Agreement, these rights are not exercisable, are evidenced by the certificates for the common shares and are transferred solely with the common shares. The value attributable to these rights, if any, is reflected in the value of the common shares, and, accordingly, no separate fee is paid.

EXPLANATORY NOTE
     The Registrant is filing this Registration Statement on Form S-8 in connection with awards granted under the Plans that the Registrant, pursuant to that certain Agreement and Plan of Merger dated October 20, 2005, by and among the Registrant, Mike Acquisition Company LLC, Matrix Semiconductor, Inc. (“Matrix”) and Bruce Dunlevie as the stockholder representative for the stockholders of Matrix, assumed upon the closing of the acquisition of Matrix on January 13, 2006, whereby Matrix merged into Mike Acquisition Company LLC, as the surviving entity now renamed “SanDisk 3D LLC”.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information called for by Part I of this Registration Statement is included in the Section 10(a) prospectus to be delivered to the persons covered by the Plans and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”), as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005;

(b)	The Registrant’s Quarterly Reports on Forms 10-Q for its fiscal quarters ended April 3, 2005, July 3, 2005 and October 2, 2005;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(d)	The Registrant’s Registration Statement on Form 8-A filed with the Commission on September 8, 1995 pursuant to Section 12(g) of the 1934 Act, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock; and

(e)	The Registrant’s Registration Statement on Form 8-A12G filed with the Commission on September 25, 2003 pursuant to Section 12(g) of the 1934 Act, in which there is described the terms, rights and provisions applicable to the Registrant’s rights to purchase Series A Junior Participating Preferred Stock (the “Preferred Stock”) and the associated Preferred Stock.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.

Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Bylaws provide for permissible indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. However, this provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payment of dividends or approval of stock repurchases and redemptions that are unlawful under Delaware law and (iv) any transaction from which the director derived any improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with certain of its officers and directors which provide such officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the attached Exhibit Index at page 6, which is incorporated herein by reference.
Item 9. Undertakings
(a)    The undersigned registrant hereby undertakes:
   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
Provided further, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized in Item 6 above or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on this 18th day of January, 2006.

SanDisk Corporation
By:	/s/ Judy Bruner
Judy Bruner
Chief Financial Officer and Executive Vice President, Administration

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS: That the undersigned officers and directors of the Registrant do hereby constitute and appoint Dr. Eli Harari and Judy Bruner, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Eli Harari Dr. Eli Harari	President, Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2006
/s/ Judy Bruner Judy Bruner	Chief Financial Officer and Executive Vice President, Administration (Principal Financial and Accounting Officer)	January 18, 2006
/s/ Irwin Federman Irwin Federman	Chairman of the Board and Director	January 18, 2006
/s/ Catherine P. Lego Catherine P. Lego	Director	January 18, 2006
/s/ Michael E. Marks Michael E. Marks	Director	January 18, 2006
/s/ James D. Meindl Dr. James D. Meindl	Director	January 18, 2006
/s/ Alan F. Shugart Alan F. Shugart	Director	January 18, 2006
/s/ Eddy W. Hartenstein Eddy W. Hartenstein	Director	January 18, 2006
/s/ Steven J. Gomo Steven J. Gomo	Director	January 18, 2006

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

5.1	Opinion of Jones Day

23.1	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of Attorney (included in this registration statement under “Signatures”).

99.1	Rhombus, Inc. 1998 Long Term Equity Incentive Plan.

99.2	Matrix Semiconductor, Inc. 1999 Stock Plan.

99.3	Matrix Semiconductor, Inc. 2005 Stock Incentive Plan.